EXHIBIT 11

               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                          ARKANSAS BEST CORPORATION

                               Three Months Ended     Nine Months Ended
                                  September 30           September 30
                                 1996       1995        1996        1995
                                   ($ thousands, except per share data)

Primary:
Average shares outstanding    19,508,620  19,526,200  19,512,509  19,517,872
Net effect of dilutive
 stock options --
   Based on the treasury
    stock method using
    average market price               -           -           -           -
                               ---------   ---------   ---------   ---------
Average common
 shares outstanding           19,508,620  19,526,200  19,512,509  19,517,872
                              ==========  ==========  ==========  ==========

Net income (loss)             $   (8,486) $  (13,128) $  (26,831) $   (6,304)
Less: Preferred
 stock dividend                    1,075       1,075       3,224       3,224
                              ----------  ----------  ----------  ----------
 Net income (loss)
  available for common        $   (9,561) $  (14,203) $  (30,055) $   (9,528)
                              ==========  ==========  ==========  ==========

Per common and common
 equivalent share:
 Net income (loss)
  per common share            $    (0.49) $    (0.73) $    (1.54) $    (0.49)
                              ==========  ==========  ==========  ==========

Fully diluted earnings per common share are not presented, as such calculations would be anti-dilutive.











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